Exhibit 99.1
                                                                    ------------

                        Report of Independent Accountants
                       on Applying Agreed-Upon Procedures


The First National Bank of Atlanta
77 Reeds Way
New Castle Corporate Commons
New Castle, Delaware 19720

       and

The Bank of New York
101 Barclay Street
Corporate Backed Asset Unit
New York, New York 10286



                     Partners First Credit Card Master Trust

We have performed the procedures enumerated below, which were agreed to by The First National Bank of Atlanta (the "Company"), a wholly-owned subsidiary of Wachovia Corporation, and The Bank of New York, solely to assist you with respect to the amounts set forth in the monthly servicer's certificates (the "certificates") prepared for Series 1998-2 and Series 1998-3 of the Partners First Credit Card Master Trust by the Company during the period January 1, 2000 through December 31, 2000 pursuant to subsection 5.2(b) of the Series 1998-2 and Series 1998-3 Supplements (the "Supplements") dated June 26, 1998 to the Amended and Restated Pooling and Servicing Agreement dated as of January 31, 2000 between The First National Bank of Atlanta and The Bank of New York, Trustee of the Partners First Credit Card Master Trust (the "Agreement"). This engagement to apply agreed-upon procedures was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of the specified parties. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

Our procedures were as follows: We compared the amounts set forth in the certificates for Series 1998-2 and Series 1998-3, for the period January 1, 2000 through December 31, 2000, prepared by the Company pursuant to subsection 5.2(b) of the Supplements with reports prepared by the Company's bank card processor or prepared by the Company, which were the source of such amounts. We also recalculated the mathematical accuracy of amounts derived in such certificates for Series 1998-2 and Series 1998-3 for the period January 1, 2000 through December 31, 2000.

Prior to the issuance of the November 15, 2000 certificate, Company management conducted a reinterpretation of Section 4.12(b) of the Series 1998-2 Supplement in conjunction with the definition of

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

Finance Charge Collections per the Agreement. This reinterpretation by Company management resulted in the availability of interest earned on the Reserve Account for inclusion in the amount of Finance Charge Collections Available for Redirection. Prior to the November 15, 2000 certificate, these amounts were treated in a series specific fashion.

As a result of the procedures performed, we noted that in all instances the amounts set forth in the certificates for Series 1998-2 and Series 1998-3, for the period January 1, 2000 through December 31, 2000 were in agreement with reports prepared by the Company's bank card processor or prepared by the Company. All amounts derived in the certificates for Series 1998-2 and Series 1998-3 for the period January 1, 2000 through December 31, 2000 were mathematically accurate, except that the delinquent account balances stated in the certificates dated April 17, 2000, and September 15, 2000 were misstated by $20.00 or 0.00005% of the 90+ Days Delinquent category and 0.00002% of the Total 30+ Days Delinquent category, and $79,056.62 or 0.18523% of the 90+ Days Delinquent category and 0.08035% of the Total 30+ Days Delinquent category, respectively. The table below compares the information reported in the "Monthly Trust Activity" of the applicable certificate to the amounts recalculated by Ernst & Young.


-------------------------------------------------------------------------------------


                                                         Amount            Amount
                                                       as Reported    As Recalculated
                                                     --------------------------------
Monthly Servicer Report dated April 17, 2000
     90+ Days Delinquent                              39,449,916.11    39,449,896.11
     Total 30+ Days Delinquent                        90,571,099.14    90,571,079.14

-------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------

                                                         Amount            Amount
                                                       as Reported    as Recalculated
                                                     --------------------------------
                                                                     ----------------
Monthly Servicer Report dated September 15, 2000
     90+ Days Delinquent                              42,680,764.05    42,759,820.67
     Total 30+ Days Delinquent                        98,390,622.49    98,469,679.11

-------------------------------------------------------------------------------------



We were not engaged to, and did not, perform an audit, the objective of which would be the expression of an opinion on the amounts set forth in the certificates for Series 1998-2 and Series 1998-3, prepared by the Company pursuant to subsection 5.2(b) of the Supplements, or on the reports prepared by the Company's bank card processor or prepared by the Company. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of The First National Bank of Atlanta and The Bank of New York and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes.

                                                           /s/ Ernst & Young LLP

March 15, 2001

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